EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Laura J. Wakeley Phone: 717-291-2739

Fulton Financial Corporation completes acquisition
of Columbia Bancorp

(February 1) --  Lancaster, PA --  Fulton Financial Corporation (Nasdaq: FULT) today completed its acquisition of Columbia Bancorp (Nasdaq: CBMD), based in Columbia, Maryland.  Columbia Bancorp’s sole banking subsidiary, The Columbia Bank, also based in Columbia, will operate as a separate subsidiary of Fulton Financial Corporation.

Columbia Bancorp shareholders approved the merger at a special meeting on December 5, 2005, and final regulatory approvals were received in January.  Under the terms of the definitive merger agreement, each share of Columbia Bancorp’s common stock outstanding at the time of the merger will be exchanged for Fulton Financial common stock, cash, or, a combination of Fulton Financial common stock and cash based on a “cash election merger” structure.

Each of Columbia’s stockholders had the opportunity to elect to receive $42.48 per share in cash, 2.325 shares of Fulton stock for each share of Columbia’s  stock or a combination of cash and stock. The elections are subject to proration to achieve a result where, at a minimum, 20% and, at a maximum, 50% of Columbia’s  outstanding shares will be converted into the cash consideration.

A revised, preliminary analysis of the election results indicates cash elections exceeding the maximum of 50% of the outstanding Columbia shares.  Preliminary election results show that, of the 6,940,771 shares of Columbia’s  stock outstanding as of January 19, 2006:

(i)

3,588,211 shares, or 51.7 percent, elected to receive cash;

(ii)

2,715,604 shares, or 39.1 percent, elected to receive Fulton stock; and

(iii)

636,956 shares, or 9.2 percent, did not make a valid election.

Based on the foregoing elections, it is anticipated that persons who made (a) valid stock elections will receive the stock consideration they elected, without proration, and (b) valid cash or combination elections will receive 96.7% of the cash consideration they elected, with 3.3% of the elected cash consideration being converted into Fulton stock as a result of proration.

Shares not subject to a valid election will be converted into Fulton stock.

The exact merger consideration for each share of Columbia stock, and the allocation of the merger consideration, will be computed using the formula in the merger agreement and will be based on, among other things, the actual number of shares of Columbia stock outstanding immediately prior to the closing date and the final results of the election process. A press release announcing the final merger consideration for each share of Columbia stock will be issued after the final results are determined.

Based on the $17.95 per share closing price of Fulton Financial stock on January 31, 2006, the transaction is valued at approximately $306 million.

Columbia Bancorp, with approximately $1.3 billion in assets, operates 20 full-service community banking offices and five retirement community banking offices in Howard, Montgomery, Prince George’s and Baltimore Counties as well as Baltimore City.

Fulton Financial Corporation now has assets of $13.7 billion and operates 254 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia.

In addition to The Columbia Bank, Fulton Financial operates fourteen other banking affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD; Skylands Community Bank, Hackettstown, NJ, Premier Bank, Doylestown, PA; Resource Bank, Virginia Beach, VA; First Washington State Bank in Windsor, NJ and Somerset Valley Bank, Somerville, NJ.

The Corporation’s financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA, and Fulton Insurance Services Group Inc., Lancaster, PA.

 Residential mortgage lending is offered through Fulton Mortgage Company and through Resource Mortgage.

Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

2006

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